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                                                                    EXHIBIT 10.7


                              [DIDAX LETTERHEAD]


Dr. Robert C. Varney                                               July 10, 1997
2024 Upper Lake Dr.
Reston, Va. 22091

Dear Dr. Varney:

        Your subscription agreement amendment dated November 13, 1996, extends the maturity period of your promissory note ("Note") for $125,000 from July 10, 1996 to July 10, 1997. Due to the regulatory delays in completing an Initial Public Offering Of DIDAX INC. (the "Company") securities, your concurrence is sought below to an extension of the maturity date of this note to September
26, 1997, or earlier, at the Company's discretion. This maturity date would then be consistent with your other Note outstanding for $76,000. Interest on these Notes will continue to accrue at 9.75% over the extended period. An additional 2,604 options to purchase the Company's Common Stock at $4.00 per share will also be extended for each month the Note is outstanding during the extension period. All other terms, inclusive of those in the November 13, 1996 Note amendment are also extended.

        Please indicate you concurrence with these changes by signing in the space provided below, and returning promptly to the undersigned. Your flexibility in this regard is appreciated.

Sincerely,

/s/ GARY A. STRUZIK

Gary A. Struzik
Chief Financial Officer and Secretary


                                        Concur,


                                        /s/ DR. ROBERT C. VARNEY   July 10, 1997
                                        ------------------------   -------------
                                        Dr. Robert C. Varney           Date